Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information and accompanying notes show the impact on the historical financial conditions and results of operations of Bank7 Corporation (“Bank7”) and Watonga Bancshares, Inc. (“Watonga”) and have been prepared to illustrate the effects of the Watonga merger under the acquisition method of accounting.

The unaudited pro forma condensed combined balance sheet as of September 30, 2021 and unaudited pro forma combined statements of income for the nine months ended September 30, 2021 and for the year ended December 31, 2020, have been prepared to reflect the merger of Bank7 and Watonga, after giving effect to the adjustments described in the notes to the pro forma condensed combined financial information. In the merger, Watonga common shareholders, in exchange for the shares of Watonga common stock held immediately prior to the merger (other than certain cancelled shares) received cash consideration of approximately $1,700 per share. Total consideration paid was $29.3 million.

The merger was accounted for as an acquisition transaction. Under the acquisition method of accounting, Bank7 recorded the assets and liabilities of the acquired entity at its fair value on the closing date of the merger. The pro forma condensed consolidated balance sheet as of September 30, 2021 has been prepared based on the historical consolidated balance sheets of Bank7 and Watonga, assuming the transaction was consummated on September 30, 2021. The pro forma condensed combined statements of income for the nine months ended September 30, 2021 and for the year ended December 31, 2020 have been prepared based on the historical consolidated statements of income for Bank7 and Watonga, assuming the transaction was consummated on January 1, 2020.

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not indicate either the operating results that would have occurred had the merger been consummated as of the date indicated, or future results of operations or financial condition. The unaudited pro forma condensed combined financial information is based upon assumptions and adjustments that Bank7 believes are reasonable. Only such adjustments as have been noted in the accompanying notes have been applied in order to give effect to the merger transaction. Such assumptions and adjustments are subject to change as future events materialize and fair value estimates are refined.

The unaudited pro forma condensed combined financial information should be read in conjunction with:

•	the accompanying notes to the unaudited pro forma condensed combined financial information;
•
Bank7’s historical audited consolidated financial statements and accompanying footnotes as of and for the year ended December 31, 2020 and its historical unaudited condensed consolidated financial statements and accompanying footnotes as of and for the nine-months ended September 30, 2021;

•
Watonga’s unaudited consolidated financial statements and accompanying notes as of and for the nine months ended September 30, 2021, included as Exhibit 99.3 in Bank7’s Current Report on Form 8-K/A to which this Exhibit 99.3 is attached; and

•
Watonga’s audited consolidated financial statements and accompanying notes as of and for the year ended December 31, 2020, included as Exhibit 99.2 in Bank7’s Current Report on Form 8-K/A to which this Exhibit 99.2 is attached.

Bank7 Corp.
Combined with Watonga Bancshares, Inc.
Pro Forma Condensed Combined Balance Sheet (Unaudited)
September 30, 2021

	Bank7	Watonga	Pro Forma Adjustments	Notes	Bank7 and Watonga Pro Forma Combined
Assets
Cash and due from banks	$205,762	$35,005	$(29,266)	A	$211,501
Interest-bearing time deposits in other banks	5,229	-	-		5,229
Investment securities available-for-sale	-	90,663	-		90,663
Loans, net of allowance	915,393	116,882	(1,216)	B	1,031,059
Loans held for sale	1,002	-	-		1,002
Premises and equipment, net	8,775	6,510	1,505	C	16,790
Nonmarketable equity securities	1,193	-	-		1,193
Goodwill	1,011	-	5,501	D	6,512
Other intangibles, net	435	-	1,254	E	1,689
Interest receivable and other assets	7,430	4,697	-		12,127
Total Assets	$1,146,230	$253,757	$(22,222)		$1,377,765
Liabilities and Shareholders’ Equity
Deposits
Noninterest bearing	$335,633	$170,479	$-		$506,112
Interest-bearing	682,741	57,480	62	F	740,283
Total deposits	1,018,374	227,959	62		1,246,395
Income taxes payable	-	845	-		845
Interest payable and other liabilities	5,447	2,130	539	G	8,116
Total Liabilities	1,023,821	230,934	601		1,255,356
Shareholders’ Equity:
Common stock	91	170	(170)	H	91
Paid-in capital	93,766	-	-		93,766
Retained earnings	28,552	20,005	(20,005)	H	28,552
Accumulated other comprehensive income	-	2,648	(2,648)	H	-
Total Shareholders’ Equity	122,409	22,823	(22,823)		122,409
Total Liabilities and Shareholders’ Equity	$1,146,230	$253,757	$(22,222)		$1,377,765

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Information.

Bank7 Corp.
Combined with Watonga Bancshares, Inc.
Pro Forma Condensed Combined Statements of Income (Unaudited)

	For the Nine Months Ended September 30, 2021

	Historical
(In thousands, except share and per share data)	Bank7	Watonga	Pro Forma Adjustments	Notes	Bank7 and Watonga Pro Forma Combined
Interest income	$41,632	$6,128	$182	A	$47,942
Interest expense	2,376	374	23	B	2,773
Net interest income	39,256	5,754	159		45,169
Provision for loan losses	3,325	-	-		3,325
Net interest income after provision for loan losses	35,931	5,754	159		41,844
Non-interest income	1,493	907	-		2,400
Non-interest expense	14,198	5,187	407	C,D	19,792
Income before income taxes	23,226	1,474	(248)		24,452
Income tax expense	5,753	234	(146)	F	5,841
Net income	$17,473	$1,240	$(102)		$18,611

Net income per common share:
Basic	$1.93				$2.06
Diluted	$1.92				$2.05

Weighted-average common shares outstanding:
Basic	9,051,112				9,051,112
Diluted	9,078,671				9,078,671

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Information.

Bank7 Corp.
Combined with Watonga Bancshares, Inc.
Pro Forma Condensed Combined Statements of Income (Unaudited)

	For the Year Ended December 31, 2020

	Historical
(In thousands, except share and per share data)	Bank7	Watonga	Pro Forma Adjustments	Notes	Bank7 and Watonga Pro Forma Combined
Interest income	$53,314	$8,028	$243	A	$61,585
Interest expense	6,153	711	31	B	6,895
Net interest income	47,161	7,317	212		54,690
Provision for loan losses	5,350	100	-		5,450
Net interest income after provision for loan losses	41,811	7,217	212		49,240
Non-interest income	1,665	2,056	-		3,721
Non-interest expense	17,592	7,543	3,170	C,D,E	28,305
Income before income taxes	25,884	1,730	(2,958)		24,656
Income tax expense	6,618	364	241	F	7,223
Net income	$19,266	$1,366	$(3,199)		$17,433

Net income per common share:
Basic	$2.05				$1.86
Diluted	$2.05				$1.86

Weighted-average common shares outstanding:
Basic	9,378,769				9,378,769
Diluted	9,379,154				9,379,154

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Information.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1. Basis of Presentation

The accompanying unaudited pro form condensed combined financial information and related notes were prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma condensed combined income statement for the nine months ended September 30, 2021, and for the year ended December 31, 2020, combine the historical consolidated statements of income of Bank7 and Watonga, giving effect to the merger as if it had been completed on January 1, 2020. The accompanying unaudited pro forma condensed combined balance sheet as of September 30, 2021 combines the historical consolidated balance sheets of Bank7 and Watonga, giving effect to the merger as if it had been completed on September 30, 2021.

The unaudited pro forma condensed combined financial information and explanatory notes have been prepared to illustrate the effects of the merger involving Bank7 and Watonga under the acquisition method of accounting with Bank7 treated as the acquirer. The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not necessarily indicate the financial results of the combined company had the companies actually been combined at the beginning of each period presented, nor does it necessarily indicate the results of operations in future periods or the future financial position of the combined company. Under the acquisition method of accounting, the assets and liabilities of Watonga, as of the effective time of the merger, will be recorded by Bank7 at their respective fair values, and the excess of the merger consideration over the fair value of the net assets acquired will be allocated to goodwill.

Watonga common shareholders, in exchange for the shares of Watonga common stock held immediately prior to the merger (other than certain cancelled shares), received cash consideration of approximately $1,700 per share. Total consideration was $29.3 million.

Note 2. Purchase Price Allocation for Watonga

The following table summarizes the purchase price allocation of the merger consideration to the fair value of the identifiable tangible and intangible assets acquired and liabilities assumed of Watonga as of September 30, 2021.

(In thousands)
Assets Acquired:
Cash and cash equivalents	$35,005
Investment securities available-for-sale	90,663
Loans	115,666
Premises and equipment	8,015
Core deposit intangible	1,254
Prepaid expenses and other assets	4,697
Total assets acquired	255,300
Liabilities Assumed:
Deposits	228,021
Accounts payable and accrued expenses	3,514
Total liabilities assumed	231,535
Net assets acquired	23,765
Consideration transferred	29,266
Goodwill	$5,501

Note 3. Pro Forma Adjustments to the Unaudited Condensed Combined Balance Sheet

The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined balance sheet. All taxable adjustments were calculated using a 25% tax rate, which represents Bank7’s statutory rate, to arrive at deferred tax asset or liability adjustments. All adjustments are based on preliminary assumptions and valuations, which are subject to change.

A.	Reflects cash consideration paid at closing of approximately $29.3 million.

B.	Reflects estimated fair value adjustments to Watonga’s acquired loan portfolio, which include credit loss expectations for loans, current interest rates and liquidity.

C.	Reflects estimated fair value adjustments of Watonga’s premises and equipment based on updated appraisals.

D.	Pro forma adjustment to record estimated goodwill associated with the acquisition.

E.	Pro forma adjustment to record core deposit intangible asset.

F.	Pro forma adjustment to reflect current market rate of interest on deposits.

G.	Pro forma adjustment to reflect estimated deferred income tax liability associated with the acquisition.

H.	Pro forma adjustment to eliminate Watonga’s stockholders’ equity.

Note 4. Pro Forma Adjustments to the Unaudited Condensed Combined Statements of Income

Pro forma net income includes one-time estimated merger-related transaction costs but does not reflect potential synergies and other estimated cost savings that may arise from the acquisition.

A.
Pro forma cash adjustment to reflect the estimated accretion of the discount on acquired loans. For purposes of calculating the pro forma impact, the discount accretion was estimated using a period of five years.

B.
Pro forma adjustment to reflect the estimated amortization of the discount on deposits. For purposes of calculating the pro forma impact, amortization was calculated using a straight-line amortization over a weighted-average life of two years.

C.
Pro forma adjustment to reflect estimated amortization of the core deposit intangible. For purposes of calculating the pro forma impact, amortization was calculated using an accelerated amortization method over an estimated ten-year useful life.

D.	Pro forma adjustment to reflect estimated depreciation for acquired premises and equipment.

E.	Pro forma adjustment to reflect non-recurring merger-related transaction costs of $3 million.

F.	Pro forma adjustment to reflect the income tax effect of pro forma adjustments at the estimated statutory income tax rate of 25%.